Exhibit 99.1

Tianli Agritech, Inc. Announces Appointment of New Chairman and CEO

WUHAN CITY, China, March 31, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced that, due to personal health-related reasons, Mrs. Hanying Li has resigned as Chairwoman and Chief Executive Officer, effective March 27, 2014. Mrs. Li will remain with Tianli as a member of the Board of Directors.

On March 28, 2014, the Nominating Committee recommended, and the Board of Directors approved, the appointment of Mr. Ping Wang as a Director, the Chairman of the Board, and Chief Executive Officer of Tianli. Mr. Wang is recognized as an individual with extensive knowledge in corporate governance, operational management, and business development. Mr. Wang currently services as Chairman of Auxin Holdings Co., Ltd. Mr. Wang holds a Master’s degree in Finance from Wuhan University of China. Mr. Wang owns 3 million shares of Tianli’s common stock acquired in a private placement consummated last week, representing approximately 17.7% of our outstanding common shares as of today.

Mr. Ping Wang commented: “I am honored and humbled to take up the torch and look forward to working closely with the management team to ensure that Tianli realizes its growth potential. As China continues its transformation from export and investment- driven growth to domestic consumption-driven growth and food safety becomes a major concern for Chinese consumers, today’s Tianli is in a sweet spot with its promising black hog program in Enshi Prefecture and quickly expanding retail distribution network for its branded, premium quality black hog pork products.”

Mrs. Li added, “I want to thank everyone who helped Tianli over the years. It has been a great honor to work with our investors, board and team since we went public in 2010. I realize that all journeys must ultimately come to an end and want to wish Mr. Wang and the entire management team success as they continue to grow the business.”

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com